Exhibit 99.1

Contact Information:	FTD Group, Inc.
Lisa A. Witek
Investor Relations
(630) 719-6174
lwitek@ftdi.com

FOR IMMEDIATE RELEASE

FTD Group, Inc. Reports Growth in Mother’s Day Orders for the Consumer Business Segment over the Prior Year

DOWNERS GROVE, IL. — Wednesday, May 11, 2005 — FTD Group, Inc. (NYSE: FTD), a leading provider of floral services and products and a direct marketer of flowers and specialty gifts, today announced that its Consumer Business segment, which is comprised of FTD.COM, experienced an increase of approximately 9% in total orders during the 2005 Mother’s Day season (April 25, 2005 — May 8, 2005), compared to the same period of the prior year. This increase includes the effects of the shift in timing of Professional Secretaries’ Day, which occurred on April 27, 2005, versus April 21, 2004 during the previous year. Excluding the growth in orders related to the Professional Secretaries’ Day holiday, order growth for the Mother’s Day season was approximately 7% compared to the prior year. The growth was in line with management expectations and the Company reiterates its fourth quarter and full year revenue, earnings and EBITDA estimates as published in the third quarter press release.

Additionally, the Florist Business segment experienced solid growth over the prior year’s Mother’s Day season.

“This was a solid Mother’s Day holiday for both of our business segments,” stated Michael J. Soenen, President and CEO of FTD Group, Inc. “We continue to be pleased by the performance of our brand in the marketplace.”

About FTD Group, Inc.

FTD Group, Inc. is a leading provider of floral-related products and services to consumers and retail florists in the approximately $14 billion U.S. floral retail market. Our business is supported by the highly recognized FTD brand, which was established in 1910 and enjoys 96% brand recognition among our principal target market of U.S. consumers, as well as by the Mercury Man logo, which is displayed in approximately 50,000 floral shops globally. We conduct our business through two operating segments. The Consumer Business segment, primarily through the www.FTD.COM Web site and the 1-800-SEND-FTD toll-free telephone number, offers same-day delivery of floral orders to nearly 100% of the U.S. and Canadian populations. As a result of the same-day delivery capability and broad product selection, the Consumer Business segment is one of the largest direct marketers of floral arrangements and specialty gifts in the U.S. The Florist Business segment provides a comprehensive suite of products and services to enable the network of approximately 20,000 FTD-member florists to send and deliver floral orders. FTD-member florists are able to expand their revenues and reduce their operating costs by participating in the inter-city floral delivery market and utilizing FTD’s business services, technology, branded merchandise and improved operating practices.

Forward-Looking Statements

This press release contains various “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 regarding the Company’s outlook. These forward-looking statements are based on management’s current expectations, assumptions, estimates and projections about the Company and its industry. Investors are cautioned that actual results could differ from those anticipated by the forward-looking statements as a result of factors, potential risks and uncertainties discussed in the Company’s reports and other documents filed with the Securities and Exchange Commission.

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